Exhibit 5.1

November 14, 2011

Coronado Biosciences, Inc.

15 New England Executive Park

Burlington, MA 01803

Ladies and Gentlemen:

We have acted as counsel to Coronado Biosciences, Inc., a Delaware corporation (the “Company”), in connection with the Registration Statement on Form S-1 (the “Registration Statement”) filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Act”), for the registration for resale by the selling stockholders listed therein (the “Selling Stockholders”) of up to (i) 13,675,103 shares (the “Shares”) of the Company’s common stock, par value $.001 per share (the “Common Stock”) issuable upon the automatic conversion of the Company’s outstanding shares of Series A, Series B and Series C preferred stock (collectively, the “Preferred Stock”) on the effective date of the Registration Statement and (ii) 850,694 shares of Common Stock (the “Warrant Shares”) issuable upon exercise of certain warrants (the “Warrants”).

In connection with the foregoing, we have examined originals or copies, satisfactory to us, of the (i) Registration Statement, (ii) the Certificate of Incorporation of the Company, as amended to date, (iii) the By-Laws of the Company (iv) the form of the Warrants and (v) certain records of the Company’s corporate proceedings. We have also reviewed such other matters of law and examined and relied upon all such corporate records, agreements, certificates and other documents as we have deemed relevant and necessary as a basis for the opinion hereinafter expressed. In such examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals and the conformity with the original documents of all documents submitted to us as copies or facsimiles. Where factual matters relevant to such opinion were not independently established, we have relied upon certificates of officers and responsible employees and agents of the Company.

Based upon and subject to the foregoing, we are of the opinion that:

a. the Shares, when issued upon the automatic conversion of the Preferred Stock, will be validly issued, fully paid and non-assessable; and

b. the Warrant Shares, when paid for and issued in accordance with the terms of the Warrants, will be validly issued, fully paid and non-assessable.

We are opining solely on all applicable statutory provisions of Delaware corporate law, including the rules and regulations underlying those provisions, all applicable provisions of the Delaware Constitution and all applicable judicial and regulatory determinations.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference made to us under the caption “Legal Matters” in the prospectus constituting part of the Registration Statement. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Act, the rules and regulations of the Securities and Exchange Commission promulgated thereunder or Item 509 of Regulation S-K promulgated under the Act.

Very truly yours,

/s/ LOEB & LOEB LLP